                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               ANERGEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                                 ANERGEN, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 2, 1997

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Anergen, Inc. (the "Company") will be held on Friday, May 2, 1997 at 10:00 a.m., local time, at the Company's offices at 301 Penobscot Drive, Redwood City, California 94063 for the following purposes:

          1. To elect seven directors to serve for one year and until their successors are duly elected.

          2. To approve the adoption of the 1996 Stock Plan and reserve 1,000,000 shares for issuance thereunder.

          3. To confirm the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he has returned a proxy.

                                          By order of the Board of Directors

                                          Barry M. Sherman, M.D.
                                          President and Chief Executive Officer

Redwood City, California
April 1, 1997

                                 ANERGEN, INC.

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Anergen, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Friday, May 2, 1997, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's offices at 301 Penobscot Drive, Redwood City, California 94063.

     These proxy solicitation materials were mailed on or about April 1, 1997 to all shareholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Shareholders of record at the close of business on March 7, 1997 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. The Company has only one class of stock outstanding designated as Common Stock. As of February 1, 1997, 18,782,327 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 355 shareholders and were beneficially owned by over 400 shareholders.

     The following table sets forth certain information regarding the beneficial ownership as of February 1, 1997 of the Company's Common Stock as to (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below and (iv) all directors and executive officers as a group:

                                                            NO. OF SHARES
                                                            BENEFICIALLY
                             NAME(1)                            OWNED         PERCENTAGE(2)
        --------------------------------------------------  -------------     -------------
        Warburg, Pincus Ventures, L.P.(3).................    5,478,049           29.2%
          466 Lexington Avenue
          New York, NY 10017
        International Biotechnology Trust PLC.............    2,439,024           13.0%
          Five Arrows House
          St. Swithin's Lane
          London, EC4N 8NR
          England
        Novo Nordisk A/S..................................    1,219,745            6.5%
          Novo Alle
          2880 Basgvaerd
          Denmark
        Pioneering Management Corporation.................    1,057,000            5.6%
          60 State Street
          Boston, MA 02109
        Wellington Management Company, LLP................    1,030,000            5.5%
          75 State Street
          Boston, MA 02109

                                                            NO. OF SHARES
                                                            BENEFICIALLY
                             NAME(1)                            OWNED         PERCENTAGE(2)
        --------------------------------------------------  -------------     -------------
        John W. Fara, Ph.D.(4)............................      378,996            2.0%
        Barry M. Sherman, M.D.(5).........................       83,332               *
        John W. Varian(6).................................      123,181               *
        Jeffrey Winkelhake, Ph.D.(7)......................       74,237               *
        Bruce L.A. Carter, Ph.D.(8).......................    1,219,745            6.5%
        Harden M. McConnell, Ph.D.(9).....................       44,233               *
        Harry H. Penner, Jr.(10)..........................       33,959               *
        James E. Thomas(11)...............................    5,478,049           29.2%
        Nicholas J. Lowcock(12)...........................            0               *
        Nicole Vitullo(13)................................            0               *
        All directors and officers as a group (11
          persons)(14)....................................    7,438,857           38.6%

---------------

*     Represents less than 1% of the outstanding Common Stock.

 (1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

 (2) Applicable percentage of ownership is based on 18,782,327 shares of Common Stock outstanding as of February 1, 1997, together with applicable options and warrants held by such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options exercisable within 60 days of February 1, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) The sole general partner of Warburg, Pincus Ventures, L.P. ("Ventures") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Ventures. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Ventures as the general partner and also owns approximately 1.5% of the limited partnership interests in Ventures.

 (4) Includes 178,126 shares subject to options exercisable within 60 days of February 1, 1997.

 (5) Represents 83,332 shares subject to options exercisable within 60 days of February 1, 1997.

 (6) Includes 100,990 shares subject to options exercisable within 60 days of February 1, 1997.

 (7) Includes 73,875 shares subject to options exercisable within 60 days of February 1, 1997.

 (8) Represents 1,219,745 shares held by Novo Nordisk A/S, of which Dr. Carter is an executive officer. Dr. Carter disclaims beneficial ownership of these shares.

 (9) Includes 20,833 shares subject to options exercisable within 60 days of February 1, 1997.

(10) Includes 23,959 shares subject to options exercisable within 60 days of February 1, 1997.

(11) All of the shares indicated as owned by Mr. Thomas are owned directly by Ventures and are included because of Mr. Thomas' affiliation with Ventures. Mr. Thomas, a director of the Company, is a Managing Director of EMW LLC, and a general partner of WP. As such, Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Ventures and WP.

     Mr. Thomas disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(12) Does not include shares held by Ventures. Mr. Lowcock is employed by EMW LLC and is a director of the Company. Mr. Lowcock disclaims beneficial ownership of the shares held by Ventures and WP.

(13) Does not include shares held by International Biotechnology Trust PLC. Ms. Vitullo, a director of the Company, is an employee of Rothschild, Inc., a corporation affiliated with Rothschild Asset Management, Ltd., investment manager for International Biotechnology Trust PLC. Ms. Vitullo disclaims beneficial ownership of the shares of International Biotechnology Trust PLC.

(14) Includes 484,240 shares subject to options exercisable within 60 days of February 1, 1997. Reflects the shares of Ventures of which Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) and the shares of Novo Nordisk A/S of which Dr. Carter is an executive officer. Does not reflect beneficial ownership of Mr. Lowcock of Ventures and Ms. Vitullo of International Biotechnology Trust PLC who do not have beneficial ownership of the shares of such entities, respectively.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each shareholder is entitled to one vote for each share held. Each shareholder may vote on the proposals described herein by proxy or by attending the meeting and voting in person. Shareholders may not cumulate their votes in the election of directors. The security represented by proxy will be voted, and when a choice is specified by a shareholder in the proxy, the security will be voted in accordance with that choice.

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must have been received by the Company no later than January 26, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

VOTE REQUIRED

     In order to be validly approved by the shareholders, each proposal described herein must be approved by the affirmative vote of a majority of the shares represented and voting at the meeting at which a quorum is present. A majority of shares entitled to vote, in person or by proxy, constitute the number of shares necessary for a quorum for any meeting of shareholders. Abstentions for any particular proposal are counted for purposes of determining the presence or absence of a quorum. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted as present for the purpose of determining if a quorum is present, but will not otherwise be counted as voting for or against a proposal.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven (7) directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected.

     The nominees, and certain information about them are set forth below:

                                                                        DIRECTOR
     NAME AND NOMINEE         AGE              POSITION(S)               SINCE
---------------------------  -----  ----------------------------------  --------
Barry M. Sherman, M.D.          55  President, Chief Executive            1996
                                    Officer,
                                    and Director
Bruce L. A. Carter, Ph.D.       53  Director                              1994
Nicholas J. Lowcock             33  Director                              1995
Harden M. McConnell, Ph.D.      69  Director                              1989
Harry H. Penner, Jr.            51  Director                              1993
James E. Thomas                 36  Director                              1995
Nicole Vitullo                  39  Director                              1995

     BARRY M. SHERMAN, M.D., joined the Company as President and Chief Executive Officer and as a director in May 1996. Dr. Sherman previously served as Senior Vice President and Chief Medical Officer at Genentech, Inc. ("Genentech"), a biotechnology company. Dr. Sherman joined Genentech in 1985, and while there served as a member of the Operations Committee and was responsible for the company's overall clinical development activities. Since 1986, Dr. Sherman has also been a Clinical Professor of Internal Medicine at Stanford University. From 1971 to 1985, Dr. Sherman was a Professor of Internal Medicine, Director of the Clinical Research Center and Associate Chairman of the Department of Internal Medicine at the University of Iowa College of Medicine. Dr. Sherman received his M.D. in 1966 from the University of Michigan.

     BRUCE L. A. CARTER, PH.D., has served as a director of the Company since February 1994. Since 1994 Dr. Carter has served as Corporate Executive Vice President and Chief Scientific Officer of Novo Nordisk A/S ("Novo Nordisk"), a pharmaceutical and bio-industrial company. From 1988 to 1995 Dr. Carter served as president of ZymoGenetics, Inc., a biotechnology company that is a subsidiary of Novo Nordisk, and has served as Chairman since 1994. Dr. Carter was nominated to the Board of Directors in accordance with rights held by Novo Nordisk pursuant to an equity agreement described below under "Compensation Committee Interlocks and Insider Participation."

     NICHOLAS J. LOWCOCK has served as a director of the Company since April 1995. Since August 1994 he has been employed by E. M. Warburg, Pincus & Co., LLC, a venture financing firm, where he currently serves as Vice President. Prior to August, 1994, Mr. Lowcock was a consultant with The Boston Consulting Group. Mr. Lowcock was nominated to the Board of Directors in accordance with rights held by E.M. Warburg, Pincus & Co., LLC pursuant to an equity agreement described below under "Certain Relationships and Related Transactions." Mr. Lowcock is also a director of a number of privately held companies.

     HARDEN M. MCCONNELL, PH.D., has served as a director of the Company since May 1989. Dr. McConnell has been a Professor of Chemistry at Stanford University since 1964. He is also a member of the Company's Scientific Advisory Board.

     HARRY H. PENNER, JR. has served as a director of the Company since August 1993. Since December of 1993 he has been President/CEO and director of Neurogen Corporation, a neuropharmaceutical company. From 1985 to December 1993, he was Executive Vice President of Novo Nordisk and, beginning in 1988, President of Novo Nordisk of North America, a subsidiary of Novo Nordisk. Mr. Penner is also a director of T Cell Sciences Inc.

     JAMES E. THOMAS has served as a director of the Company since April 1995. Since 1989 he has been employed by E.M. Warburg, Pincus & Co. LLC, a venture financing firm, where he currently serves as Managing Director. Prior to 1989, Mr. Thomas was a Vice President of Goldman Sachs International in London. Mr. Thomas was nominated to the Board of Directors in accordance with rights held by E.M. Warburg, Pincus & Co. LLC pursuant to an equity agreement described below under "Certain Relationships and Related Transactions." Mr. Thomas is also a director of Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Zomed Surgical Products, Inc. and a number of privately held companies.

     NICOLE VITULLO has served as a director of the Company since April 1995. Ms. Vitullo is Senior Vice President of Rothschild Asset Management, Ltd., a manager of two publicly traded biotechnology funds, Biotechnology Investments Limited and International Biotechnology Trust PLC. Prior to joining Rothschild in 1992, Ms. Vitullo was a Director of Corporate Communications and Investor Relations at Cephalon, Inc., a neuropharmaceutical company. Prior to 1992, Ms. Vitullo was Manager of Healthcare Investments for Eastman Kodak, Co. Ms. Vitullo was nominated to the Board of Directors in accordance with rights held by International Biotechnology Trust PLC pursuant to an equity agreement described below under "Certain Relationships and Related Transactions." Ms. Vitullo is also a director of Cadus Pharmaceuticals Corporation, Cytel Corporation and Corvas International.

     There are no family relationships among the directors of the Company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 6 meetings during 1996 and took action by written consent 3 times in 1996. The Audit Committee held 2 meetings during 1996. The Compensation Committee held 1 meeting and took action by written consent 1 time in 1996. Each director attended at least 75% of the Board meetings and, where applicable, the Committee meetings held during 1996.

     The Board of Directors has a Compensation Committee (consisting of Messrs. Penner and Thomas and Ms. Vitullo) and an Audit Committee (consisting of Dr. Carter, Mr. Lowcock and Dr. McConnell). The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees. The Audit Committee reviews the results and scope of the audit and other accounting and related services and reviews and evaluates the Company's internal control functions. The Board of Directors has no nominating committee or any other committee performing a similar function.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of directors Messrs. Penner and Thomas and Ms. Vitullo. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees of and consultants to the Company, except that the Compensation Committee has full power and authority to grant stock options to the Company's executive officers under the Company's 1988 Stock Plan. No director or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. In addition, Mr. Thomas and Ms. Vitullo are affiliates of Warburg and IBT, respectively, and were nominated to the Board of Directors pursuant to the Warburg/IBT Purchase Agreement. Mr. Carter is an officer of Novo Nordisk and in the past was nominated to the Board of Directors pursuant to the Novo Nordisk common stock purchase agreement described below, although the Company is no longer obligated to nominate Dr. Carter.

     Novo Nordisk has certain rights under a collaborative research and development agreement which it entered into with the Company in August 1993. Novo Nordisk also made an equity investment in the Company pursuant to an equity agreement with the Company in August 1993. Under the collaborative research and development agreement, Novo Nordisk will make milestone payments and support the Company's multiple sclerosis (MS), myasthenia gravis (MG), and insulin dependent diabetes research and development programs. In exchange, Novo Nordisk will have world-wide rights to products developed under the agreement, including rights to commercialize these products. Anergen has retained rights of co-promotion in North America for therapeutics in MS and MG. The research and development agreement provides that both companies will contribute to manufacturing processes and upon product commercialization, Anergen is to receive royalty payments from Novo Nordisk based on product sales. Novo Nordisk had the right to terminate its obligations under the research and development agreement after a 36-month period ending in August 1996, but in March 1996 it agreed to extend the agreement by an additional two year period. Under the research and development agreement, the Company recorded revenues for research and development of $3.1, $3.0 and $2.3 million in 1996, 1995 and 1994, respectively. Under the equity agreement, Novo Nordisk purchased 1,219,745 shares of the Company's Common Stock for $8 million with certain rights to obtain additional shares in the future. Also under the equity agreement Novo Nordisk had the right to designate one nominee to the Board of Directors as long as their ownership percentage of the Company's Common Stock remained above 10% of the outstanding capital stock. Currently, Novo Nordisk's ownership is less than 10% of the Company's outstanding capital stock. Bruce L. A. Carter, Ph.D., an officer of Novo Nordisk, is currently nominated to the Company's Board.

EXECUTIVE OFFICERS

     The executive officers of the Company are listed below:

      NAME OF NOMINEE         AGE                  POSITION(S)
---------------------------  -----  ------------------------------------------
Barry M. Sherman, M.D.          55  President, Chief Executive Officer,
                                    Secretary and Director
John W. Varian                  37  Vice President, Finance and Chief
                                    Financial Officer
Jeffrey L. Winkelhake,          52  Officer Vice President, Pharmaceutical
  Ph.D.                             Development
Michael G. Shulman, M.D.        57  Vice President, Medical Affairs

     Dr. Sherman's background is summarized under "Election of Directors" above.

     JOHN W. VARIAN joined the Company as Vice President, Finance and Chief Financial Officer in August 1991. Prior to joining the Company, and since 1987, Mr. Varian was a Senior Manager with Ernst & Young LLP. Mr. Varian is a certified public accountant and received his BBA from Western Michigan University. As of April 30, 1997, Mr. Varian will resign as an executive of the Company.

     JEFFREY L. WINKELHAKE, PH.D., joined the Company in April 1993 as Vice President, Pharmaceutical Development. Prior to joining the Company, Dr. Winkelhake served for three years as Director of Program Management at Cytel Corporation, a biotechnology company. Prior to that, he served for over six years as Director of Pharmacology at Cetus Corporation, also a biotechnology company. Dr. Winkelhake received his Ph.D. in Immunochemistry/Pharmacology from the University of Illinois.

     MICHAEL G. SHULMAN, M.D., joined the Company in January 1997 as Vice President, Medical Affairs. Prior to joining the Company, Dr. Shulman served from June 1995 as a Medical Director and consultant to SangStat Medical Corporation. From January 1994 to May 1995, Dr. Shulman served as Marketing Agent for the Mercer University School of Pharmacy. From February 1994 to December 1994, he served as Associate Medical Director of Syntex Development Research, a pharmaceutical company. Prior to that, Dr. Shulman served for over two years as Associate Director of Immunohematology and Cardiovascular for Sandoz Pharmaceutical Corporation.

     There are no family relationships among the executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 10, 1995 the Company signed a Common Stock Purchase Agreement (the "Agreement") with Warburg, Pincus Ventures, L.P. ("Warburg") and International Biotechnology Trust PLC ("IBT") (collectively, the "Purchasers") to purchase 7,317,073 shares of Common Stock for approximately $15 million. The new shares were priced at the average closing bid price for the Company's Common Stock over a 30 day trading period. This transaction was approved by the Company's shareholders and was completed on April 13, 1995. The Purchasers have the right at any time after thirty (30) months from April 13, 1995 to request the Company to effect a registration of at least 30% of the aggregate number of shares held by the requesting Purchaser or any lesser percentage if the aggregate net offering price would exceed $1,000,000. The Purchasers also have the right to have their shares included in a registration by the Company of its securities for its own account or the account of any of its shareholders. The Purchasers have certain rights of representation on the Company's Board of Directors based on certain minimum levels of ownership of the Company's Common Stock. Under the Agreement, the Company is currently obligated to include in the slate of nominees recommended by the Board of Directors and management at each election of directors two candidates selected by Warburg, one candidate selected by IBT and one candidate as mutually agreed to by IBT and Warburg. Upon the closing of this transaction, the Board of Directors appointed to the Board to fill vacancies two new members representing Warburg, Mr. Nicholas J. Lowcock and Mr. James E. Thomas, and one new member representing IBT, Ms. Nicole Vitullo. These three individuals have been nominated to the Board in connection with the current election of directors, and it is expected that during the current fiscal year, IBT and Warburg will identify an appropriate industry representative for nomination to the Board pursuant to their right to designate such candidate under the Agreement.

     In March 1996, the Company and Novo Nordisk agreed to expand their collaborative research and development agreement to establish certain milestones for products developed under the agreement and to extend the term of the development program by an additional two-year period through August 1998. Bruce L.A. Carter, the Corporate Executive Vice President and Chief Scientific Officer of Novo Nordisk, has served as a director of the Company since February 1994.

     In May 1996, the Company entered into an employment agreement with Dr. Barry M. Sherman, President and Chief Executive Officer and a director of the Company. In February 1996, the Company entered into a transition agreement with John W. Fara, Ph.D., the Company's former President and Chief Executive Officer. See "Executive Compensation and Other Matters -- Employment Contracts, Termination and Change of Control Arrangements."

                             EMPLOYEE BENEFIT PLANS

     The following is a brief summary of plans in effect during the fiscal year ended December 31, 1996 under which officers, directors and employees of the Company received benefits. The closing price of the Company's Common Stock reported on the NASDAQ National Market on the Record Date was $4.0625 per share.

401(k) PLAN

     In January of 1992 the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan"), which generally covers all of the Company's full-time employees who have attained age 21. Pursuant to the 401(k) Plan, employees may elect to defer up to 15% of their current compensation (subject to certain statutorily prescribed limits, including an annual limit of $9,500 in
1996). These deferred amounts are contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching and Company contributions on behalf of participants. Since the Plan's inception, the Company has contributed an amount equal to 50% of each participant's contribution for up to 2% of their eligible compensation. The

401(k) Plan is intended to qualify under Sections 401(k) and 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Contributions to such a qualified plan are deductible to the Company when made and neither the contributions nor the income earned on those contributions is taxable to participants until withdrawn. All 401(k) Plan contributions are credited to separate accounts maintained in trust by two individual trustees. Contributions are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the trust fund. Each participant is fully vested in his or her salary deferral accounts under the 401(k) Plan. Distributions may be made from a participant's account pursuant to the 401(k) Plan's hardship withdrawal provisions as well as upon a participant's termination of employment, disability or attainment of age 59 1/2. Distributions will be in the form of a lump sum, installment payments or an annuity, in the participant's discretion. Federal tax laws limit the amount that may be added to a participant's accounts for any one year under a qualified plan such as the 401(k) Plan to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation (net of salary deferral contributions) for the year.

1991 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan") is intended to qualify under Section 423 of the Code. The Purchase Plan was amended by the Board in March 1996 to increase the number of shares available for issuance thereunder. A total of 250,000 shares of Common Stock are reserved for issuance under the Purchase Plan. Under the Purchase Plan, the Company withholds a specified percentage of each salary payment to participating employees over certain offering periods. Unless the Board of Directors or its committee determines otherwise, each offering period runs for 24 months and is divided into four consecutive purchase periods of six months each.

     The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period (net initial public offering price received by the Company for the first offering period) or the last day of the applicable purchase period, whichever is lower. To the extent permitted by Rule 16b-3, if the purchase price of the Common Stock at the end of a purchase period in any offering period is lower than the purchase price at the beginning of that offering period, then all participants in that offering period are automatically withdrawn from that offering period immediately after the exercise of their options and automatically re-enrolled in the immediately following offering period.

     As of December 31, 1996, a total of 161,667 shares of Common Stock have been issued to employees at an aggregate purchase price of $529,562 and a weighted average purchase price of $3.28 per share pursuant to offerings under the Purchase Plan and 88,333 shares remained available for future issuance under the Purchase Plan.

     The following table sets forth as to the executive officers named in the table under "Executive Compensation" who purchased shares pursuant to the Purchase Plan, all current executive officers as a group and all other employees as a group (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the period from its inception until December 31, 1996; (ii) the aggregate purchase price thereof and (iii) the fair value of stock purchased through December 31, 1996 under the Purchase Plan:

                                                                 NUMBER OF    AGGREGATE  FAIR VALUE
                                                                   SHARES     PURCHASE    OF STOCK
            NAME OF INDIVIDUAL OR IDENTITY OF GROUP              PURCHASED     PRICE     PURCHASED
---------------------------------------------------------------  ----------   --------   ----------
Barry M. Sherman, M.D..........................................         --          --           --
John W. Fara, Ph.D.............................................      8,735    $ 34,905    $  32,756
John W. Varian.................................................     19,649      60,187       73,684
Jeffrey L. Winkelhake, Ph.D....................................      2,890       6,818       10,838
All current executive officers as a group (4 persons)..........     31,274     101,910      117,278
All employees as a group (including current officers who are
  not executive officers)......................................    135,159     427,694      506,846

1988 STOCK OPTION PLAN

     A total of 1,800,000 shares of the Company's Common Stock has been reserved for issuance under the Company's 1988 Stock Option Plan (the "Option Plan") adopted by the Board of Directors in 1988 and amended in 1990, 1991, 1992 and 1995. The Option Plan expires by its own terms in 1998. At December 31, 1996, options to purchase 1,292,801 shares were outstanding at a weighted average exercise price of $4.74 per share and 430,775 options had been exercised.

     The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code and nonqualified stock options to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. The Option Plan is administered by the Board of Directors, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability. Options granted to employees are generally immediately exercisable, but typically vest at the rate of 6/48ths of the shares after six months and an additional 1/48th of the shares per month thereafter.

     The Option Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of such shares on the date of grant and the exercise price of nonqualified stock options must be at least 85% of the fair market value of such shares on the date of the grant. The maximum term of options granted under the Option Plan is ten years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant and the term may be no longer than five years.

     Pursuant to the Option Plan, in the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, the Company will request that the acquiring entity assume the Company's rights and obligations under the Option Plan or provide similar options in substitution therefor. If the acquiring entity chooses not to assume such rights and obligations or provide substitute options, then the Company's Board of Directors will cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing such acceleration and all unexercised options will terminate upon completion of such event.

     Please see "Executive Compensation and Other Matters -- Executive Compensation -- Option Grants in Fiscal 1996" for information with respect to the grant of options to the executive officers during fiscal 1996. During the fiscal year ended December 31, 1996, all current executive officers as a group and all employees as a group were granted options to purchase 425,000 shares and 535,000 shares, respectively, at a weighted average exercise price of $3.72 per share, pursuant to the Option Plan.

1992 CONSULTANT STOCK PLAN

     A total of 50,000 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Consultant Stock Plan (the "Consultant Plan") adopted by the Board of Directors in 1992. This plan allows the Company to compensate consultants in Company stock rather than cash in certain situations where the Company deems it desirable. At December 31, 1996, 12,659 shares had been issued under the Consultant Plan.

1995 DIRECTOR OPTION PLAN.

     A total of 200,000 shares of the Company's Common Stock has been reserved for issuance under the Company's 1995 Director Option Plan (the "Director Plan"), adopted by the Board of Directors in 1995. The Director Plan expires by its own terms in 2005. At December 31, 1996, options to purchase 20,000 shares were outstanding at a weighted average exercise price of $3.72 per share and no options had been exercised.

     The Director Plan provides for the grant of "nonstatutory options" to non-employee directors of the Company. The Director Plan is administered by the Board of Directors. All grants of options under the Director Plan are automatic and non-discretionary pursuant to the terms of the Director Plan. Each non-employee director is automatically granted a nonstatutory option to purchase 25,000 shares of Common Stock on the date such person first becomes a director (provided that non-employee directors who were directors on the effective date of the Director Plan were granted a nonstatutory option to purchase 5,000 shares in lieu of such grant). On the first day of each fiscal year thereafter, each incumbent non-employee director will automatically be granted a nonstatutory option to purchase 5,000 shares of Common Stock (provided such person has served on the Board at least six months). Options granted to directors are generally immediately exercisable, but typically vest at the rate of 1/48th of the shares per month after the date of grant. The Director Plan requires that the exercise price of nonstatutory stock options is equal to the fair market value of such shares on the date of grant. The term of options granted under the Director Plan is ten years. In the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, all outstanding options shall become fully vested.

     As of December 31, 1996, only Dr. Harden McConnell and Mr. Harry H. Penner, Jr. participated in the Director Plan.

                                 PROPOSAL NO. 2

                  APPROVAL OF ADOPTION OF THE 1996 STOCK PLAN

     At the Annual Meeting, the shareholders are being asked to approve adoption of the Company's 1996 Stock Plan (the "Plan") and to approve 1,000,000 shares reserved for issuance under the Plan.

     In October 1996, the Board of Directors adopted the Plan and reserved 1,000,000 shares of Common Stock for issuance thereunder subject to shareholder approval. As of February 1, 1997, 20,000 options had been granted pursuant to the Plan at a weighted average exercise price of $4.00 per share and no options had been exercised. The Plan is designed to retain, motivate and reward employees and executives by providing such personnel long term equity participation in the Company relating directly to the financial performance and long-term growth of the Company.

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. Section 162(m) limits the Company's deduction in any one fiscal year for federal income tax purposes to $1,000,000 per person with respect to the Company's Chief Executive Officer and its four other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Compensation which is performance based and approved by the Company's stockholders is not subject to the deduction limit. Therefore, in order to maximize the Company's federal income tax deductions, the Board of Directors of the Company is requesting that the stockholders approve the adoption of the Plan at the Annual Meeting.

     The approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented, in person or by proxy, and voting at the Annual Meeting.

SUMMARY OF THE PLAN

     General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or a committee appointed by the Board (the "Administrator"). Subject to the other provisions of the Plan, the Board has broad authority to administer the Plan including the authority to (i) interpret the Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option; (v) determine whether and to what extent options are to be granted; (v) prescribe the terms and conditions of each option (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory stock option and the provisions of the stock option agreement to be entered into between the Company and the grantee); (vii) amend any outstanding option subject to applicable legal restrictions; (viii) authorize any person to execute, on behalf of the Company, any instrument required to effect the grant of an option; and
(ix) take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

     Eligibility; Limitations. Nonstatutory stock options may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 500,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 500,000 shares of Common Stock.

     Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted. The exercise price of a nonstatutory stock option may be determined by the Administrator; provided, however, the exercise price of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the Common Stock on the date of grant.

          (b) Exercise of Option. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Plan generally vest and become exercisable over four years.

          (c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (d) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (e) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination. In the absence of a specified time specified in the option agreement, the option must be exercised within three months following termination.

          (f) Permanent Disability. If an optionee's employment or consulting relationship terminates as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the Plan will expire on the earlier of (i) twelve (12) months from the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

          (g) Death. If an optionee dies while employed by the Company, his or her option will expire upon the earlier of (i) twelve (12) months after the optionee's death or (ii) the expiration date of the option. The executor or other legal representative of the optionee's estate may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of optionee's death.

          (h) Nontransferability of Options. Options granted under the Plan generally are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee. However, the Administrator may, in its discretion, provide for the transfer of options to any member of the optionee's immediate family. Following such transfer, any such options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

          (i) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonstatutory stock options.

          (j) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option outstanding under the Plan, and the exercise price of any such outstanding option.

     In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its discretion, provide that each optionee will have the right to exercise all of the optionee's options, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee will have the right to exercise the option as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator will notify the optionee that the option is fully exercisable for fifteen (15) days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company will obtain shareholder approval for any amendment to the Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or shareholders may alter or impair any option previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan will terminate ten years from the date of its approval by the shareholders or the Board, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

REQUIRED VOTE

     At the Annual Meeting, the shareholders are being asked to approve the adoption of the Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the adoption of the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1996 STOCK PLAN.

                                 PROPOSAL NO. 3

              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the year ending December 31, 1997, and recommends that the shareholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three years in the period ended December 31, 1996 to (i) the Chief Executive Officer of the Company, (ii) each individual who served as Chief Executive Officer of the Company during 1996, and (iii) the other most highly compensated executive officers of the Company during 1996 (the "Named Executive Officers"):

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                   ANNUAL COMPENSATION      ----------------
                                                  ---------------------     AWARD OF OPTIONS        ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS(1)      (# OF SHARES)       COMPENSATION(2)
-------------------------------------    ----     --------     --------     ----------------     ---------------
Barry M. Sherman, M.D.(3)............    1996     $149,680     $36,500           400,000             $ 3,310
  President, Chief Executive Officer     1995           --          --                --                  --
                                         1994           --          --                --                  --
John W. Fara, Ph.D.(4)...............    1996      310,048      50,000                --               8,302
  President, Chief Executive             1995      240,000      50,000           225,000               5,674
    Officer                              1994      225,000          --                --               6,774
John W. Varian.......................    1996      145,000      25,000            25,000               3,054
  Vice President, Finance and            1995      135,000      45,000           130,740               3,520
  Chief Financial Officer                1994      125,000          --                --               3,882
Jeffrey L. Winkelhake, Ph.D..........    1996      153,750      30,000                --               3,191
  Vice President, Pharmaceutical         1995      145,000      45,000           130,000               3,719
  Development                            1994      135,000          --                --               2,948

---------------

(1) Represents payments for achievements of corporate objectives in 1996.

(2) Amounts included in "All Other Compensation" for 1996 include Company matching contributions to the Anergen Retirement Savings Plan ("401(k) Contributions"), payments by the Company on term life insurance policies ("Life Insurance Payments"), and relocation expenses. Specifically, the amount stated for Dr. Sherman in 1996 consists of life insurance payments of $3,310. The amount stated for Dr. Fara in 1996 consists of 401(k) Contributions of $3,549 and Life Insurance Payments of $4,753; the amount stated for Mr. Varian in 1996 consists of 401(k) Contributions of $2,417 and Life Insurance Payments of $637; and the amount stated for Dr. Winkelhake in 1996 consists of 401(k) Contributions of $1,986 and Life Insurance Payments of $1,205.

(3) Dr. Sherman joined the Company in May 1996 as President and Chief Executive Officer.

(4) Dr. Fara retired as President and Chief Executive Officer of the Company in May 1996.

     Option Grants in Fiscal Year 1996. The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each Named Executive Officer:

                                                                                        POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                              VALUE
                                ----------------------------------------------------   AT ASSUMED ANNUAL RATES
                                NUMBER OF     % OF TOTAL                                   OF STOCK PRICE
                                SECURITIES     OPTIONS                                      APPRECIATION
                                UNDERLYING    GRANTED TO    EXERCISE OR                  FOR OPTION TERM(3)
                                 OPTIONS     EMPLOYEES IN      BASE       EXPIRATION   -----------------------
             NAME               GRANTED(1)       1996        PRICE(2)        DATE         5%           10%
------------------------------  ----------   ------------   -----------   ----------   --------     ----------
Barry M. Sherman, M.D.........    400,000        77.8%        $ 3.75       5/14/05     $828,000     $2,036,000
John W. Fara, Ph.D. ..........         --          --          --            --              --             --
John W. Varian................     25,000         4.9%        $ 3.625      4/3/05        49,875        123,064
Jeffrey L. Winkelhake,
  Ph.D. ......................         --          --          --            --              --             --

---------------
(1) The listed options become exercisable as to 1/48th of the shares subject to the option at the end of each month after the date of grant, with full vesting occurring four years after the date of grant. Under the terms of the Company's 1988 Incentive Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(2) The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast the possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during the year ended December 31, 1996 and the year-end value of unexercised options:

                                                               NUMBER OF SECURITIES       VALUE(2) OF UNEXERCISED
                                   SHARES                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON      VALUE         OPTIONS AT YEAR-END              YEAR-END
             NAME                 EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------------  -----------   -----------   -------------------------   -------------------------
Barry M. Sherman, M.D..........         --             --           58,333/341,667                         0/0
John W. Fara, Ph.D. ...........     32,000      $ 107,501           170,314/54,686           $   32,802/42,198
John W. Varian.................         --             --            95,209/60,531               82,132/27,913
Jeffrey L. Winkelhake,
  Ph.D. .......................     18,231         12,917            65,748/46,021                  886/26,249

---------------
(1) Based on the closing price of the Company's Common Stock on the date of exercise.

(2) Based on a fair market value of $3.75 which was the closing price of the Company's stock on December 31, 1996.

COMPENSATION OF DIRECTORS

     Directors currently receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings. During 1996, Dr. McConnell was paid $12,000 by the Company in connection with consulting services provided to the Company. Outside directors are granted nonstatutory stock options under the 1995 Director Option Plan. Currently there are six Outside Directors, but only two have elected to receive grants of options under the 1995 Director Option Plan. Please see "Employee Benefit Plans -- 1995 Director Option Plan" for information with respect to the 1995 Director Option Plan.

EMPLOYMENT CONTRACTS, TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     In May 1996, the Company entered into an employment agreement with Barry M. Sherman, M.D., effective in May 1996 providing for a base salary of $250,000 per year and an option to purchase 400,000 shares of Common Stock at an exercise price of $3.75 per share subject to a four-year vesting schedule. The term of Dr. Sherman's employment agreement is through May 2000, subject to extension by mutual agreement of both parties and subject to a voluntary termination by Dr. Sherman or earlier termination by the Company with or without cause. If the Company terminates Dr. Sherman without cause or constructively terminates Dr. Sherman, Dr. Sherman is entitled to twelve months severance pay and accelerated vesting of the lesser of the unvested portion or one-quarter of the options referred to above (or the lesser of the unvested portion or one-half of such options if the termination occurs after a change of control). At the end of twelve months, Dr. Sherman is eligible to receive a performance bonus of up to twenty-five percent of his annual salary based on full or partial completion of certain goals established by mutual agreement of Dr. Sherman and the Board of Directors.

     In February 1996, the Company entered into an agreement with John W. Fara, Ph.D., the Company's former President and Chief Executive Officer, regarding his retirement from the Company. On May 31, 1996, Dr. Fara formally resigned as President and Chief Executive Officer and as a director of the Company. Dr. Fara will serve the Company on a part-time employment basis. Under the agreement, Dr. Fara continues to receive a salary at an annual rate of $250,000 for a period of twelve months. Dr. Fara is also eligible for bonuses for each substantial development or license agreement that the Company enters into with certain third parties or in the event of a sale of all or substantially all the Company's assets, merger or consolidation of the Company with any other corporation or the acquisition of 40% or more of the Company's outstanding Common Stock before November 30, 1996. Dr. Fara's stock options continue to vest as long as he is employed on a part-time basis and when he is no longer an employee all options to acquire shares of the Company's Common Stock which were unvested as of such date become fully exercisable.

     The 1995 Director Option Plan provides that upon a change in control of the Company, the unvested portion of all outstanding options under such Plan shall become immediately exercisable. The 1988 Stock Option Plan and the 1992 Consultant Stock Plan, each provides that in the event of a change in control of the Company, outstanding stock options and stock purchase rights under such Plans shall be assumed or equivalent options or rights shall be substituted by the successor entity. If such successor corporation does not agree to such assumption or substitution, the Company's Board of Directors must provide for such options or rights to become immediately exercisable in full. There are no other compensatory plans or arrangements with respect to an executive officer that will result in payments upon resignation, retirement, or any other termination of such executive officer's employment or from a change of control of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee has been a standing committee of the Board of Directors of Anergen, Inc. since prior to the Company's initial public offering on October 10, 1991. Throughout its history, only "outside", nonemployee Directors have served on this committee. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to full Board of Directors' approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Company policies concerning the compensation of management personnel, including the CEO and all other officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the full Board the annual base salary for each officer and for establishing the criteria under which cash incentive bonuses may be paid to such officers for the year. In addition, the Committee is responsible for administering the Company's Stock Option Plan.

     The Company uses a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to develop its technology toward commercialization, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees.

     Cash Salaries and Bonuses. Base salaries for new officers are initially established by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Companies used in the comparison were selected based upon comparable employee headcount, market capitalization and stage of product progression. In determining its recommendations for annual adjustment to officers' compensation packages, the Compensation Committee focuses primarily on similar executive marketplace data, including survey material on salary movements for peer executives, in determining base salary adjustments. In the context of individual performance, Company performance, survey data, and positions responsibility level, the Chief Executive Officer recommended to the Committee a base salary for fiscal 1996 for each officer's position, but excluding the Chief Executive Officer. The Compensation Committee determined the Chief Executive Officer's salary adjustment considering these same criteria. The officers' salaries for 1996 corresponded with the median range of comparable companies. When evaluating and deciding upon cash bonuses the Compensation Committee gives consideration to the individual's contributions towards the Company's success in moving toward its long-term goals during the fiscal year, the performance of the Common Stock during that year, and its assessment of the quality of services rendered by the officer. Because the Company is in the research and development stage the typical financial performance methodology of evaluating the Company's performance is not appropriate. Cash bonuses can be awarded at the Board's discretion for exceptional contributions to the Company's success. The officers' performance is directly related to corporate performance objectives, defined based upon industry standards of progression towards the development of pharmaceutical products, and bonuses are awarded based upon the achievement of those objectives.

     Stock Option Program. The purpose of this program is to provide additional incentives to employees who are expected to contribute materially to the Company's success in the future. The Committee believes stock options encourage the achievement of superior results over time and align officer and shareholder interests. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The Company grants stock options annually to a broad-based population of the total employee pool. The size of the stock option grants to each officer are based upon the Board's evaluation of the officer's contribution to the achievement of corporate performance objectives. The Chief Executive Officer recommends to the Committee proposed stock option grants for the Company's officers, other than the Chief Executive Officer. Stock option grants to each officer other than the Chief Executive Officer are reviewed and approved by the Committee in the context of the following factors: the Company's performance to date relative to its objectives, the responsibility level and performance of the officer, prior option grants to the officer and the level of vested and unvested options. The Compensation Committee determines the Chief Executive Officer's stock option grant considering the same criteria.

     Compensation of Chief Executive Officer. The compensation of the Company's Chief Executive Officer for 1996 was based upon the same general criteria as described above for executive officers. Specifically, the Compensation Committee considered several factors as important in determining the Chief Executive's compensation in 1996. These factors included the attainment of certain research and development objectives, the Company's progress in proceeding towards clinical trials and its progress in ongoing clinical testing, the Committee's assessment of the Company's efforts to consummate new corporate partnering arrangements for product development and marketing, and the performance of the Company's stock during the year. After considering these and other factors, the Committee concluded that the Company made progress in proceeding toward these goals in 1996 on which the Chief Executive Officer's compensation was based.

SUMMARY

     The members of the Compensation Committee of the Board of Directors believe that the Company's compensation programs are successful in attracting and retaining qualified employees and tying compensation directly to performance for shareholders. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                                          Respectfully submitted,

                                          Harry H. Penner, Jr.
                                          James E. Thomas
                                          Nicole Vitullo

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the NASDAQ composite index for U.S. companies ("Nasdaq"), and an index of NASDAQ-listed pharmaceutical companies ("Pharma") published by the Center for Research in Security Prices at the University of Chicago and provided by Nasdaq to its members. The graph assumes the investment of $100 on December 31, 1991. The performance shown is not necessarily indicative of future performance.


  Measurement Period
(Fiscal Year Covered)                Anergen             NASDAQ              Pharma
12-31-91                                 100                 100                 100
12-31-92                              96.471             116.378              83.217
12-31-93                              47.059             133.595              74.173
12-31-94                              17.647             130.587              55.825
12-31-95                              40.000             184.550             102.133
12-31-96                              35.294             227.184             102.243

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or on written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1996, all filing requirements were complied with applicable to its executive officers and directors.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: April 1, 1997

PROXY                         ANERGEN, INC.                                PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      1997 ANNUAL MEETING OF STOCKHOLDERS.


         The undersigned stockholder(s) of Anergen, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1997 Annual Meeting of Stockholders to be held on May 2, 1997, and hereby appoints Barry M. Sherman, M.D. and John W. Varian and each of them, as Proxies, with power and substitution, to represent the undersigned at such meeting and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote, as designated below.

         In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN PROPOSAL 1, FOR APPROVAL OF THE ADOPTION OF THE 1996 STOCK PLAN AS SET FORTH IN PROPOSAL 2, AND FOR CONFIRMATION OF ERNST & YOUNG LLP AS AUDITORS AS SET FORTH IN PROPOSAL 3.



COMMENTS/ADDRESS/CHANGE:  PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                         (CONTINUED, AND TO BE
                                                                 SIGNED
                                                           ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE NOMINEES LISTED BELOW AND
FOR PROPOSALS 2 AND 3.

PROPOSAL 1--TO ELECT DIRECTORS TO SERVE FOR THE
            ENSUING YEAR AND UNTIL THEIR SUCCESSORS
            ARE ELECTED.
                                                                      WITHHELD
NOMINEES:                                                  FOR         FOR ALL
BRUCE L.A. CARTER, PH.D., BARRY M. SHERMAN, M.D.,          [ ]           [ ]
NICHOLAS J. LOWCOCK, HARDEN M. MCCONNELL, PH.D.,
HARRY H. PENNER, JR., JAMES E. THOMAS, AND NICOLE VITULLO


IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.


I PLAN TO ATTEND THE MEETING                               [ ]





                                                                   PLEASE
                                                                 MARK YOUR
                                                                  VOTES AS  [X]
                                                                    THIS


                                                      FOR   AGAINST  ABSTAIN
 PROPOSAL 2.-- TO APPROVE ADOPTION OF THE 1996        [ ]     [ ]      [ ]
               STOCK PLAN


 PROPOSAL 3. -- TO CONFIRM THE APPOINTMENT OF         [ ]     [ ]      [ ]
                ERNST & YOUNG LLP AS INDEPENDENT
                AUDITORS OF THE COMPANY FOR THE
                1997 FISCAL YEAR.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH PERSON SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE THE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY THE AUTHORIZED PERSON.


                           COMMENTS/ADDRESS CHANGE         [ ]
                      PLEASE MARK THIS BOX IF YOU HAVE
                      WRITTEN COMMENTS/ADDRESS CHANGE
                            ON THE REVERSE SIDE



SIGNATURE(S)______________________________________________DATE________________

NOTE: PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE
      WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.